November 10, 1994




Croft Funds Corporation
207 East Redwood Street
Baltimore, Maryland  21202

Ladies and Gentlemen::

         We are furnishing this opinion with respect to the proposed offer and sale from time to time of thirty million (30,000,000) shares, with a par value of one mil ($.01) the "Shares"), of Croft Funds Corporation (the "Fund"), a Maryland corporation, in registration under the Securities Act of 1933 by a Registration Statement on Form N-1A (File No. 811- 8652; 33-81926) as amended from time to time (the "Registration Statement").

         We have acted as counsel to the Fund since its inception, and we are familiar with the actions taken by its Directors to authorize the issuance of the Shares. We have reviewed the Articles of Incorporation, the By-laws, and the minute books of the Fund, and such other certificates, documents and opinions of counsel as we deem necessary for the purpose of this opinion.

         We have reviewed the Fund's Notification of Registration on Form N-8A under the Investment Company Act of 1940. We have assisted in the preparation of the Fund's Registration Statement, including all pre-effective amendments thereto, filed or to be filed with the Securities and Exchange Commission.

         In our review we have assumed the genuineness of all signatures, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or in copy form), and the conformity to the originals of all documents purporting to be copies.




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Croft Funds Corporation
June 24, 1998
Page 2


         We have assumed the appropriate action will be taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating sales and offerings of securities.

         Based upon the foregoing, we are of the opinion that:

         1. The Fund is a corporation validly existing under the laws of the State of Maryland. The Fund is authorized under its Articles of Incorporation to issue thirty million Shares in series representing interests in the Croft-Leominster Value Fund and the Croft- Leominster Income Fund, and in such other series or classes as the Directors may hereafter duly authorize.

         2. Upon the issuance of any Shares of any of the series or classes of the Fund for payment therefor as described in, and in accordance with the Registration Statement and the Articles of Incorporation and By-laws of the Fund, the Shares so issued will be validly issued, fully paid and non-assessable.

         This opinion is intended only for your use in connection with the offering of Shares and may not be relied upon by any other person.

         We hereby consent to the inclusion of this opinion as Exhibit 10 to the Fund's registration Statement to be filed with the Securities and Exchange Commission and to the reference to our firm under the caption "Legal Counsel" in the Prospectus filed as part of such Registration Statement.


                                                      Very truly yours,

                                                      MORGAN, LEWIS AND BOCKIUS